Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

Heska Announces Q4 and Annual Results

Record Annual Revenue

FORT COLLINS, CO, March 23, 2005 — Heska Corporation (Nasdaq: HSKA) today reported financial results for its fourth quarter and year ended December 31, 2004.

Heska highlights since its fourth quarter began in October were:

—	Record annual revenue of $67.7 million in 2004
—	The launch of Heska's Feline UltraNasal™ Vaccines
—	The announcement of an amended agreement and two research and development agreements with Agri Laboratories, Ltd.
—	The announcement of two new Directors - Elisabeth DeMarse and Tina Nova

“We consider 2004 to be a year of transition where we took several steps to solidify our long-term business, such as the launch of a new hematology instrument under a supply agreement we are comfortable with and the signing of a mutually agreeable solution for the future with Agri Laboratories, Ltd.,” said Robert Grieve, Heska’s Chairman and CEO. “We look forward to working toward an improved performance in 2005.”

Segment Product Revenue
Total product revenue for the fourth quarter of 2004 was $16.3 million, down 23% from $21.2 million in the fourth quarter of 2003. For the year ended December 31, 2004, total product revenue was $65.6 million, up 3% from $64.0 million in 2003. Heska Corporation’s business is comprised of two reportable segments - Core Companion Animal Health and Other Vaccines, Pharmaceuticals and Products. The Other Vaccines, Pharmaceuticals and Products segment was previously reported as Diamond Animal Health. Product revenue from these segments is as follows:

Core Companion Animal Health    This segment includes revenue from the company’s diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the fourth quarter of 2004, this segment generated product revenue of $12.8 million, down 14% from $14.9 million in the fourth quarter of 2003. For the year ended December 31, 2004, this segment generated product revenue of $52.7 million, up 11% from $47.6 million in 2003.

Other Vaccines, Pharmaceuticals and Products    This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other species including small mammals, horses and fish. In the fourth quarter of 2004, this segment generated product revenue of $3.5 million, down 43% as compared to $6.2 million in the fourth quarter of 2003. For the year ended December 31, 2004, this segment generated product revenue of $12.9 million, down 21% from $16.3 million in 2003.

Investor Conference Call
Management will conduct a conference call on Wednesday, March 23, at 9:00 a.m. MST (11:00 a.m. EST) to discuss the fourth quarter and year-end 2004 financial results. To participate, dial (800)218-0204 (domestic) or (303)262-2130 (international); the conference call access number is 11023674. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until April 6, 2005. The telephone replay may be accessed by dialing (800)405-2236 (domestic) or (303)590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com.

About Heska
Heska Corporation (Nasdaq: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals. The company’s core focus is on the canine and feline markets where it strives to develop high value products for unmet needs in veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties regarding our ability to raise sufficient capital or borrow sufficient cash to fund future operations as needed; uncertainties regarding the impact of revenue fluctuations on our cash flow and liquidity as many of our expenses are fixed; uncertainties regarding our ability to achieve profitability; uncertainties regarding our ability to comply with financial covenants required under our revolving line of credit agreement; uncertainties regarding the level and timing of market acceptance of our Feline UltraNasal Vaccines if any; uncertainties regarding the outcome of research and development efforts or the ability to successfully develop or commercialize products in research and development; reliance on key personnel; inability to market, sell and distribute products successfully; competition; risks regarding our reliance on third parties who we have granted substantial marketing rights to certain or our existing products; risks regarding our reliance on third-party suppliers, which is substantial; uncertainties regarding the scope, enforceability and validity of patents and proprietary rights, including those of our suppliers, which are subject to interpretation by administrative agencies and courts; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2003	2004	2003	2004

Revenue:
Core companion animal health	$14,949	$12,787	$47,630	$52,657
Other vaccines, pharmaceuticals and products	6,218	3,522	16,320	12,900

Total product revenue, net of sales returns and allowances	21,167	16,309	63,950	65,557
Research, development and other	420	906	1,375	2,134

Total revenue	21,587	17,215	65,325	67,691
Cost of products sold	12,834	10,450	38,399	42,253

	8,753	6,765	26,926	25,438

Operating expenses:
Selling and marketing	3,919	3,778	15,750	15,616
Research and development	1,483	1,688	6,772	6,620
General and administrative	1,768	1,567	7,083	7,442
Restructuring and other operating expenses	--	--	515	--

Total operating expenses	7,170	7,033	30,120	29,678

Income (loss) from operations	1,583	(268)	(3,194)	(4,240)
Other, net	(113)	(289)	(214)	(575)

Income (loss) before income taxes	1,470	(557)	(3,408)	(4,815)
Income tax expense	51	--	51	--

Net income (loss)	$1,419	$(557)	$(3,459)	$(4,815)

Basic and diluted net income (loss) per share	$0.03	$(0.01)	$(0.07)	$(0.10)

Shares used for basic and diluted net income (loss) per share	48,393	49,173	48,115	49,029

Shares used for diluted net income per share	51,570	N/A	N/A	N/A

Balance Sheet Data
In Thousands
(unaudited)

	December 31,	December 31,
	2003	2004

Cash and cash equivalents	$4,877	$4,982
Total current assets	28,717	28,442
Total assets	38,896	38,724
Line of credit	7,528	10,375
Current portion of long-term debt	771	296
Total current liabilities	18,516	23,299
Long-term debt	1,735	1,439
Stockholders’ equity	6,656	2,579
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